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                                                                    EXHIBIT 99.1

MEDIA CONTACT:         Charles Keller
                       612-678-7786
                       charles.r.keller@ampf.com

STOCKHOLDER CONTACT:   Chris Moran
                       617-218-3864
                       christopher.m.moran@ampf.com

              SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
                              TO CHANGE ITS NAME TO
            RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
                              ON SEPTEMBER 25, 2009

Minneapolis, Minnesota, September 9, 2009 - Effective after the close of business of the New York Stock Exchange (NYSE) on September 25, 2009, Seligman LaSalle International Real Estate Fund, Inc. (NYSE: SLS) will change its name to RiverSource LaSalle International Real Estate Fund, Inc. (the "Fund"). This change does not effect the management of the Fund, including the Fund's subadvisers, or the Fund's investment objectives or strategies. The Fund's ticker symbol (SLS) is not changing.

The net asset value of shares of the Fund may not always correspond to the market price of such shares. Common Stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Investments in real estate securities may be subject to specific risks, such as risks related to general and local economic conditions and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports and other regulatory filings by contacting your financial advisor. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Fund's investment goals/objectives will be met, and you could lose money.

NOT FDIC INSURED - MAY LOSE VALUE - NO BANK GUARANTEE - NOT A DEPOSIT - NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY